Exhibit 99.1

POTBELLY CORPORATION REPORTS RESULTS

FOR FOURTH FISCAL QUARTER AND FULL FISCAL YEAR 2013

Chicago, IL February 18, 2014 – Potbelly Corporation (NASDAQ: PBPB) today reported financial results for the fourth quarter and full fiscal year ended December 29, 2013. The results for both the fourth quarter and fiscal year ended December 29, 2013, reflect one less operating week as compared to the same periods of fiscal 2012.

Key highlights for the thirteen weeks ended December 29, 2013 compared to the fourteen weeks ended December 30, 2012 include:

•	Thirteen new shops opened, including nine company-operated shops and four franchised shops, during the fourth fiscal quarter of 2013.

•	Total revenues increased 1.7% to $74.8 million from $73.5 million, which includes the additional operating week in the fourth fiscal quarter of 2012. Total revenues increased approximately 9.9%, excluding the extra operating week in the fourth fiscal quarter of 2012.

•	Company-operated comparable store sales increased 0.7%, excluding the extra operating week in the fourth fiscal quarter of 2012.

•	GAAP net loss attributable to Potbelly Corporation was $3.7 million, compared to net income of $18.5 million during the same fiscal period of 2012, which includes the additional operating week in the fourth fiscal quarter of 2012.[1]

•	Adjusted net income attributable to Potbelly Corporation was $1.9 million, or $0.06 per diluted share, compared to adjusted net income of $2.4 million, or $0.12 per diluted share during the same fiscal period of 2012, which includes the additional operating week in the fourth fiscal quarter of 2012. The extra operating week in fiscal 2012 contributed approximately $0.3 million of adjusted net income.

•	Adjusted EBITDA increased 6.0% to $9.0 million, compared to $8.5 million during the same fiscal period of 2012, which includes the additional operating week in the fourth fiscal quarter of 2012. Adjusted EBITDA increased approximately 16.9%, excluding the extra operating week in the fourth fiscal quarter of 2012.

[1]	The Company’s GAAP-reported results included certain income tax benefits as a result of releasing a $16.9 million valuation allowance in the fourth fiscal quarter of 2012 as well as a $0.6 million benefit related to increasing the federal statutory rate to measure the Company’s deferred tax assets in the fourth fiscal quarter of 2013. In addition, the annual pro-forma effective tax rate for the thirteen and fifty-two weeks ended December 29, 2013 was 39.1% as compared to an annual pro-forma effective tax rate of 8.3% for the fourteen and fifty-three weeks ended December 30, 2012. Please refer to the accompanying table, “Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures” for further details.

Key highlights for the fifty-two weeks ended December 29, 2013 compared to the fifty-three weeks ended December 30, 2012 include:

•	Forty-two new shops opened, including thirty-four company-operated shops and eight franchised shops, during the fiscal year 2013.

•	Total revenues increased 9.0% to $299.7 million from $274.9 million, which includes the additional operating week in fiscal 2012. Total revenues increased approximately 11.2%, excluding the extra operating week in fiscal 2012.

•	Company-operated comparable store sales increased 1.5%, excluding the extra operating week in fiscal 2012.

•	GAAP net income attributable to Potbelly Corporation was $1.3 million compared to net income of $24.0 million during the same fiscal period of 2012, which includes the additional operating week in fiscal 2012.[1]

•	Adjusted net income attributable to Potbelly Corporation was $8.0 million, or $0.34 per diluted share, compared to $8.3 million, or $0.40 per diluted share during the same fiscal period of 2012, which includes the additional operating week in fiscal 2012. The extra operating week in fiscal 2012 contributed approximately $0.3 million of adjusted net income.

•	Adjusted EBITDA increased 12.0% to $35.2 million, compared to $31.5 million during the same fiscal period of 2012, which includes the additional operating week in fiscal 2012. Adjusted EBITDA increased approximately 14.9%, excluding the extra operating week in fiscal 2012.

“We are pleased with our fourth quarter results. We delivered adjusted net income of $1.9 million or $0.06 per diluted share for the quarter, which represents roughly 35% growth, after eliminating the 53rd week impact from 2012 and neutralizing the tax rate difference. There is no question the external environment was disruptive during the quarter; however, we remained resilient and delivered top and bottom line growth in our comparable shops, opened thirteen new shops and managed overhead diligently to deliver solid returns for the quarter. Our long-term growth plan remains very much on track to achieve at least 10% unit growth and 20% plus EPS growth on an annual basis. We also remain excited about our growth trajectory and continue to deliver on our passion of being “The Best Place for Lunch,” said Aylwin Lewis, Chairman and Chief Executive Officer of Potbelly Corporation.

2014 Outlook

For the full fiscal year of 2014, management currently expects annual adjusted net income growth to range between 25% and 35%. This guidance is based, in part, on the following assumptions for fiscal year 2014:

•	40 – 48 total new shop openings, including 35 – 40 company-operated shop openings and 5 – 8 franchise openings;

•	Low single-digit company-operated comparable store sales growth;

•	An effective tax rate that is not expected to exceed approximately 39.5%; and

•	Comparable adjustments to net income as discussed in the “Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures.”

Conference Call

A conference call and audio webcast has been scheduled for 5:00 p.m. EST today to discuss these results. Details of the conference call are as follows:

Date:	Tuesday, February 18, 2014
Time:	5:00 p.m. EST
Dial-In #:	855-599-4644 U.S. & Canada
678-304-6836 International
Confirmation code:	36749928

Alternatively, the conference call will be available via webcast at www.potbelly.com on the “Investor Relations” webpage. For those unable to participate, an audio replay will be available from 6:00 p.m. EST on Tuesday, February 18, 2014 through midnight EST on Tuesday, March 4, 2014. To access the replay, please call 855-859-2056 (U.S. & Canada) or 404-537-3406 (International) and enter confirmation code 36749928. A web-based archive of the conference call will also be available at the above website.

About Potbelly

Potbelly Corporation is a fast growing neighborhood sandwich concept offering toasty warm sandwiches, signature salads and other fresh menu items served by engaging people in an environment that reflects the Potbelly brand. Our Vision is for our customers to feel that we are their “Neighborhood Sandwich Shop” and to tell others about their great experience. Our Mission is to make people really happy and to improve every day. Our Passion is to be “The Best Place for Lunch.” The Company owns and operates over 300 shops in the United States and the District of Columbia and our franchisees operate over twenty shops domestically and in the Middle East. For more information, please visit our website at www.potbelly.com.

Definitions

The following definitions apply to these terms as used throughout this press release:

•	Revenues – represent net company-operated sandwich shop sales and our franchise operations. Net company-operated shop sales consist of food and beverage sales, net of promotional allowances and employee meals. Franchise royalties and fees consist of royalty income from the franchisee and a one-time shop opening fee.

•	Company-operated comparable store sales growth – represents the change in year-over-year sales for the comparable company-operated store base open for 15 months or longer.

•	Adjusted EBITDA – represents net income (loss) before depreciation and amortization expense, interest expense, provision for income taxes and pre-opening costs, adjusted to eliminate the impact of other items, including certain non-cash as well as certain other items that we do not consider representative of our on-going operating performance.

•	Adjusted net income – represents net income (loss), excluding one-time costs related to the initial public offering (“IPO”) as well as impairment, gain or loss on disposal of property and equipment and store closure expense.

•	Shop-level profit – represents income (loss) from operations less franchise royalties and fees, general and administrative expenses, depreciation expense, pre-opening costs and impairment and loss on disposal of property and equipment.

•	Shop-level profit margin – represents shop-level profit expressed as a percentage of net company-operated sandwich shop sales.

Non-GAAP Financial Measures

We prepare our financial statements in accordance with Generally Accepted Accounting Principles (“GAAP”). Within this press release, we make reference to adjusted EBITDA, adjusted net income, shop-level profit and shop-level profit margin, which are non-GAAP financial measures. The Company includes these non-GAAP financial measures because management believes they are useful to investors in that they provide for greater transparency with respect to supplemental information used by management in its financial and operational decision making.

Management uses adjusted EBITDA and adjusted net income to convey supplemental information to investors regarding the Company’s performance excluding the impact of certain non-cash charges, costs associated with our IPO and other special items that affect the comparability of results in past quarters, expected in future quarters and in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter. Management uses shop-level profit and shop-level profit margin as key metrics to evaluate the profitability of incremental sales at our shops, to evaluate our shop performance across periods and to evaluate our shop financial performance against our competitors.

Accordingly, the Company believes the presentation of these non-GAAP financial measures, when used in conjunction with GAAP financial measures, is a useful financial analysis tool that can assist investors in assessing the Company’s operating performance and underlying prospects. This analysis should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. This analysis, as well as the other information in this press release, should be read in conjunction with the Company’s financial statements and footnotes contained in the documents that the Company files with the U.S. Securities and Exchange Commission (“SEC”). The non-GAAP financial measures used by the Company in this press release may be different from the methods used by other companies. For more information on the non-GAAP financial measures, please refer to the table, “Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures,” accompanying this press release.

Forward-Looking Statements

Except for the historical information contained in this press release, the matters addressed are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements, written, oral or otherwise made, represent the Company’s expectation or belief concerning future events. Without limiting the foregoing, the words “believes,” “expects,” “may,” “will,” “should,” “seeks,” “intends,” “plans,” “strives,” “goal,” “estimates,” “forecasts,” “projects” or “anticipates” and similar expressions are intended to identify forward-looking statements. By nature, forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or implied by the forward-looking statement. Forward-looking statements are based on current expectations and assumptions and currently available data and are neither predictions nor guarantees of future events or performance. You should not place undue reliance on forward-looking statements, which speak only as of the date hereof. See “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” included in our final prospectus filed on October 4, 2013, as well as a discussion of factors that could cause our actual results to differ from those expressed or implied by forward-looking statements as described from time to time in our SEC reports all of which are available on our website at www.potbelly.com.

# # #

Contact:	Investor Relations
Investors@Potbelly.com
312-428-2950

Potbelly Corporation

Consolidated Statements of Operations and Margin Analysis - Unaudited

(Amounts in thousands, except share and per share data)

	13 Weeks Ended		14 Weeks Ended		52 Weeks Ended		53 Weeks Ended
	December 29, 2013		December 30, 2012		December 29, 2013		December 30, 2012

Revenues
Sandwich shop sales, net	$74,360	99.5%	$73,217	99.6%	$298,574	99.6%	$274,070	99.7%
Franchise royalties and fees	401	0.5%	291	0.4%	1,138	0.4%	844	0.3%

Total Revenues	74,761	100.0%	73,508	100.0%	299,712	100.0%	274,914	100.0%

Expenses
Sandwich shop operating expenses
Cost of goods sold, excluding depreciation	21,613	28.9%	21,458	29.2%	87,380	29.2%	79,847	29.0%
Labor and related expenses	21,361	28.6%	20,861	28.4%	83,579	27.9%	77,479	28.2%
Occupancy expenses	9,569	12.8%	9,131	12.4%	36,394	12.1%	32,016	11.6%
Other operating expenses	7,723	10.3%	7,352	10.0%	30,781	10.3%	28,119	10.2%
General and administrative expenses	15,357	20.5%	7,082	9.6%	39,656	13.2%	29,624	10.8%
Depreciation expense	4,591	6.1%	4,586	6.2%	17,875	6.0%	16,219	5.9%
Pre-opening costs	354	0.5%	291	0.4%	1,437	0.5%	2,051	0.7%
Impairment and loss on disposal of property and equipment	806	1.1%	916	1.2%	1,135	0.4%	994	0.4%

Total Expenses	81,374	108.8%	71,677	97.5%	298,237	99.5%	266,349	96.9%

(Loss) income from operations	(6,613)	-8.8%	1,831	2.5%	1,475	0.5%	8,565	3.1%

Interest expense	58	0.1%	114	0.2%	387	0.1%	541	0.2%
Other expense	—	0.0%	—	0.0%	2	0.0%	6	0.0%

(Loss) income before income taxes	(6,671)	-8.9%	1,717	2.3%	1,086	0.4%	8,018	2.9%

Income tax (benefit)	(2,996)	-4.0%	(16,759)	-22.8%	(204)	-0.1%	(15,994)	-5.8%

Net (loss) income	(3,675)	-4.9%	18,476	25.1%	1,290	0.4%	24,012	8.7%

Net income (loss) attributable to non-controlling interest	8	0.0%	1	0.0%	32	0.0%	(34)	0.0%

Net (loss) income attributable to Potbelly Corporation	(3,683)	-4.9%	18,475	25.1%	1,258	0.4%	24,046	8.7%

Dividend declared and paid to common and preferred stockholders	(49,854)	-66.7%	—	0.0%	(49,854)	-16.6%	—	0.0%
Accretion of redeemable convertible preferred stock to maximum redemption value	—	0.0%	3,392	4.6%	(15,097)	-5.0%	(10,495)	-3.8%

Net (loss) income attributable to common stockholders	$(53,537)	-71.6%	$21,867	29.7%	$(63,693)	-21.3%	$13,551	4.9%

Net (loss) income per common share attributable to common stockholders:
Basic	$(1.93)		$1.15		$(6.29)		$0.72
Diluted	$(1.93)		$1.05		$(6.29)		$0.66
Weighted average common shares outstanding:
Basic	27,778,764		4,125,936		10,132,805		4,013,414
Diluted	27,778,764		4,506,580		10,132,805		4,388,822

Potbelly Corporation

Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures - Unaudited

(Amounts in thousands, except per share data)

	13 Weeks Ended	14 Weeks Ended	52 Weeks Ended	53 Weeks Ended
	December 29, 2013	December 30, 2012	December 29, 2013	December 30, 2012

Net (loss) income attributable to Potbelly Corporation, as reported	$(3,683)	$18,475	$1,258	$24,046
One-time costs associated with IPO (1)	8,891	—	10,589	—
Tax benefit of one-time costs associated with IPO (2)	(3,286)	—	(3,950)	—
Impairment and closures (3)	796	916	1,132	1,181
Tax benefit of impairment and closures (4)	(311)	(76)	(443)	(98)
Release of valuation allowance against deferred tax assets and increased federal statutory tax rate (5)	(556)	(16,870)	(556)	(16,870)

Adjusted net income attributable to Potbelly Corporation	$1,851	$2,445	$8,030	$8,259

Net (loss) income attributable to Potbelly Corporation per share, basic	$(0.13)	$4.48	$0.12	$5.99
Net (loss) income attributable to Potbelly Corporation per share, diluted	$(0.13)	$0.89	$0.05	$1.16

Adjusted net income (loss) attributable to Potbelly Corporation per share, basic	$0.07	$0.59	$0.79	$2.06
Adjusted net income (loss) attributable to Potbelly Corporation per share, diluted	$0.06	$0.12	$0.34	$0.40

Shares used in computing adjusted net income attributable to Potbelly Corporation: (6)
Basic	27,778,764	4,125,936	10,132,805	4,013,414
Diluted	30,556,523	20,782,968	23,533,845	20,665,210

	13 Weeks Ended	14 Weeks Ended	52 Weeks Ended	53 Weeks Ended
	December 29, 2013	December 30, 2012	December 29, 2013	December 30, 2012
Net (loss) income attributable to Potbelly Corporation, as reported	$(3,683)	$18,475	$1,258	$24,046
Depreciation expense	4,591	4,586	17,875	16,219
Interest expense	58	114	387	541
Income tax (benefit)	(2,996)	(16,759)	(204)	(15,994)
Impairment and closures (3)	796	916	1,132	1,181
Pre-opening costs (7)	354	291	1,437	2,051
Stock-based compensation (8)	9,239	506	11,610	2,825
One-time costs associated with IPO and on-going Company costs (9)	666	383	1,727	582

Adjusted EBITDA	$9,025	$8,512	$35,222	$31,451

Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures - Unaudited

(Amounts in thousands)

	13 Weeks Ended	14 Weeks Ended	52 Weeks Ended	53 Weeks Ended
	December 29, 2013	December 30, 2012	December 29, 2013	December 30, 2012
(Loss) income from operations	$(6,613)	$1,831	$1,475	$8,565
Less: Franchise royalties and fees	401	291	1,138	844
General and administrative expenses	15,357	7,082	39,656	29,624
Depreciation expense	4,591	4,586	17,875	16,219
Pre-opening costs	354	291	1,437	2,051
Impairment and loss on disposal of property and equipment	806	916	1,135	994

Shop - level profit [Y]	$14,094	$14,415	$60,440	$56,609

Total Revenues	$74,761	$73,508	$299,712	$274,914
Less: Franchise royalties and fees	401	291	1,138	844

Sandwich shop sales, net [X]	$74,360	$73,217	$298,574	$274,070

Shop - level profit margin [Y÷X]	19.0%	19.7%	20.2%	20.7%

Potbelly Corporation

Consolidated Selected Operating Data - Unaudited

	13 Weeks Ended	14 Weeks Ended	52 Weeks Ended	53 Weeks Ended
	December 29, 2013	December 30, 2012	December 29, 2013	December 30, 2012
Selected Operating Data

Shop Activity:
Company-operated shops, end of period	296	264	296	264
Franchise shops, end of period	23	15	23	15

Revenue Data:
Company-operated comparable store sales growth - adjusted (10)	0.7%	2.0%	1.5%	3.4%

(1)	Includes one-time costs associated with our IPO which closed on October 9, 2013. For the thirteen weeks ended December 29, 2013, these costs primarily consist of $8.8 million in one-time charges for stock compensation, among other costs. For the fifty-two weeks ended December 29, 2013, these costs primarily consist of one-time charges for stock compensation of approximately $10.0 million as well as legal and accounting fees.
(2)	The tax benefit of one-time costs associated with the IPO is based on an effective tax rate of 37.0% and 37.3%, for the thirteen and fifty-two weeks ended December 29, 2013, respectively, which represents our annual pro-forma effective tax rate of 39.1% adjusted for certain non-deductible IPO costs.
(3)	Includes costs related to impairment of long-lived assets, gain or loss on disposal of property and equipment and shop closure expenses.
(4)	The tax benefit associated with impairment and closures is based on the Company’s annual pro-forma effective tax rate of 39.1% for the thirteen and fifty-two weeks ended December 29, 2013 and an annual pro-forma effective tax rate of 8.3% for the fourteen and fifty-three weeks ended December 30, 2012. The increase in pro-forma effective tax rates from 2012 compared to 2013 is driven by the recognition of federal income taxes as a result of the release of a full valuation allowance in the fourth quarter of fiscal 2012. See Note 5 for further details regarding the release of the full valuation allowance.
(5)	During the fourth fiscal quarter of 2012, the Company recorded a $16.9 million benefit to release the full valuation allowance against our deferred tax assets as a result of determining that more likely than not the deferred tax assets would be realized. The deferred tax assets were measured based on a federal statutory rate of 34%, primarily due to reduced taxable income as a result of net operating losses the Company recorded on its balance sheet as well as favorable tax depreciation rules. During the fourth fiscal quarter of 2013, the Company determined its deferred tax assets should be measured based on a federal statutory rate of 35% as a result of utilizing its net operating losses and the expiration of favorable federal tax depreciation rules. Accordingly, the Company recorded a $0.6 million tax benefit related to the increase in the federal statutory tax rate.
(6)	On October 9, 2013, the Company completed its IPO of 8,625,000 shares of common stock at a price of $14.00 per share, which included 1,125,000 shares of common stock issued upon the exercise in full of the underwriters’ option to purchase additional shares. In accordance with ASC 260, Earnings Per Share, the shares used in computing adjusted net income per share attributable to Potbelly Corporation reflect the additional shares resulting from the offering and also assume the conversion of all of the outstanding redeemable convertible preferred stock into common stock upon the closing of the IPO as if such conversion had occurred as of the beginning of the fiscal year.
(7)	Pre-opening costs are expensed as incurred and primarily consist of manager salaries and training, travel, employee payroll, and related training costs incurred prior to the opening of a shop, as well as occupancy costs incurred from the date the Company takes site possession to shop opening.
(8)	The Company accounts for its stock-based employee compensation in accordance with ASC 718, Stock Based Compensation. Prior to the Company’s IPO, stock options granted without performance conditions were recorded in stock-based compensation expense on a straight-line basis over the vesting period based on the grant-date fair value of the option, determined using the Black-Scholes option pricing valuation model. As a result of the consummation of the IPO, the Company recorded one-time charges of $8.8 million for stock compensation during the thirteen week period ended December 29, 2013, which primarily consist of a $7.6 million charge related to the cumulative expense for the periods in which the performance conditions were not met. For the fifty-two week period ended December 29, 2013, the Company recorded one-time charges of $10.0 million related to stock compensation.
(9)	Includes one-time costs associated with our public offering as well as on-going public company costs. Both these costs primarily consist of stock compensation expense, legal and accounting fees.
(10)	Company-operated comparable store sales growth figures for the thirteen and fifty-two week periods ending December 29, 2013, are adjusted to exclude the impact of the extra operating week in fiscal 2012. Company-operated comparable store sales growth figures for the fourteen and fifty-three week periods ending December 30, 2012, are adjusted to include the impact of the extra operating week in fiscal 2012.